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                                                                    EXHIBIT 23.5

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of WorldCom, Inc. of our report dated January 27, 1997, which appears on page 30 of MCI Communications Corporation's ("MCI") 1996 Annual Report to Stockholders, on financial statements for the year ended December 31, 1996, which are included in
Exhibit 13 to MCI's Current Report on Form 8-K dated February 10, 1997 ("Current Report"). We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which is included as Exhibit 99(c) to the Current Report. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP


January 8, 1998

Washington, D.C.